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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
City National Corporation

    We consent to the incorporation by reference in this Registration Statement on Form S-4 of City National Corporation of our report, dated January 17, 1996, on the consolidated financial statements of City National Corporation and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on form 10-K of City National Corporation incorporated herein by reference, and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.

KPMG Peat Marwick LLP


/s/ KPMG Peat Marwick LLP
Los Angeles, California
December 17, 1996